CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH "[***]". SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

ART PURCHASE AGREEMENT

THIS ART PURCHASE AGREEMENT ("***Purchase Agreement***") is made and entered into this 14th day of October, 2022 (the "***Effective Date***"), by and between [***] ("***Seller***"), and Masterworks Gallery, LLC, a Delaware limited liability company with an address at 225 Liberty Street, 29th Floor, New York, New York, 10281 ("***Agent***"). Seller is the sole legal and beneficial owner of the work of art described in the condition report on Exhibit A attached hereto and incorporated herein by this reference (the "***Work***"), and has the authority to sell the Work. Agent is acting as agent on behalf of the Gallery Segregated Portfolio of Masterworks Cayman, SPC ("***Buyer***"), and has the authority to buy the Work on behalf of Buyer. Seller has agreed to sell the Work to Buyer, and Agent, on behalf of Buyer, has agreed to buy the Work from Seller, on the terms and conditions set forth in this Purchase Agreement. In consideration of the mutual promises contained in this Purchase Agreement, the parties agree as follows:

1. SALE. Seller agrees to sell the Work to Buyer, and Agent on behalf of Buyer agrees to buy the Work from Seller, SUBJECT to the terms and conditions set forth in this Purchase Agreement.

2. PURCHASE PRICE AND MANNER OF PAYMENT. The purchase price for the Work is One Million U.S. Dollars (USD $1,000,000) (the "***Purchase Price***"). The "**Closing Date**" shall mean the date upon which the full Purchase Price is received by the Seller. The full Purchase Price shall be paid no later than ninety (90) days from the Effective Date. The obligation to pay the Purchase Price is expressly conditioned on Buyer's ability to inspect and confirm the condition of the Work on or prior to the Closing Date. Agent or Buyer shall pay the Purchase Price to Seller by wire transfer in accordance with the wire instructions listed in the invoice, a copy of which is attached hereto as Exhibit B, which shall be verbally confirmed by Max Howard on behalf of Buyer and a principal contact on behalf of Seller to be advised in writing under separate cover prior to payment.

3. REPRESENTATIONS AND WARRANTIES.

3.1. Seller represents and warrants to Agent and Buyer on the Effective Date and on the Closing Date that:

3.1.1. Seller, without any further action, consent or authority of any other party, and without violation of any party's rights or claims, has full right, legal authority and capacity to enter into this Purchase Agreement, to make the covenants, representations, warranties, and indemnifications contained in this Purchase Agreement, to execute and deliver the bill of sale (the "***Bill of Sale***") in the form annexed as Exhibit C to this Purchase Agreement, to sell and transfer good and marketable title to the Work to Buyer on the Closing Date and to complete the transaction contemplated by this Purchase Agreement.

3.1.2. To the best of the Seller's knowledge, the Work is authentic, meaning the Work was created by the artist indicated on the attached Exhibit A.

3.1.3. Seller is the sole legal and beneficial owner of the Work and has good and marketable title to the Work.

3.1.4. The Work is not, and through the Closing Date shall not be, subject to or the subject of any rights or interests of others, claims, liens, security interests, restrictions, conditions, options or other encumbrances of any kind held or claimed by any person, entity, government or government agency (actual, threatened or pending) (collectively, "***Claims***"). Seller has no knowledge of any facts or circumstances likely to give rise to any Claims.

3.1.5. Seller is not aware of any challenges or disputes (current, past, pending or threatened) relating to the attribution, authenticity, description or provenance of the Work as set forth in Exhibit A attached hereto. Seller has provided Agent with all information in Seller's knowledge concerning the attribution, authenticity, description, and condition of the Work.

3.1.6. The condition of the Work is, and shall be upon inspection of the Work by Buyer any at all relevant times up to and including the Closing Date (as defined in Section 2 above), in satisfactory condition. Agent on behalf of Buyer shall be entitled to inspect the Work on or prior to the Closing Date to confirm the Work is in the same condition as stated in the condition report attached hereto as Exhibit A (the "***Condition Report***"). Upon delivery at the Delivery Location, a new condition report for the Work shall be prepared at the sole cost and expense of Buyer, which shall confirm that the condition of the Work is the same as set forth in the Condition Report. If the Work is not in the same condition as reflected in the Condition Report at the time of its delivery at the Delivery Location or as of the Closing Date, Buyer shall have the right to terminate the Purchase Agreement in its sole discretion.

3.1.7. To the best of the Seller's knowledge, the Work has been lawfully exported and imported as required by the laws of any country in which it was located or to which it was transported, and any duties and taxes on the export and import of the Work have been paid and any required declarations upon the export and import have been made.

3.1.8. The Work has not been used and the Purchase Price funds will not be used to violate the banking, anti-money laundering or currency transfer laws or regulations, anti-terrorism, sanctions, or international restrictions of the United States or any other country.

3.2. The Agent represents and warrants to the Seller on the Effective Date and on the Closing Date that it has authority to enter into this Agreement and has been duly authorized by the Buyer to act on its behalf in connection with the purchase of the Work pursuant hereto.

3.3 The benefits of the representations, warranties, covenants and indemnities contained in this Purchase Agreement shall survive completion of the transaction contemplated by this Purchase Agreement, including without limitation transfer of the Work to Buyer. It shall be a condition precedent to Agent and Buyer's obligations that Seller's representations and warranties contained in this Purchase Agreement are true and correct on and as of the Closing Date and delivery of the Work to Buyer. Notwithstanding anything to the contrary herein, Seller's representation, warranty and indemnification relating to the authenticity of the Work, which is absolute, shall survive for a period of four (4) years from the Closing Date.

4. STORAGE AND CARE OF THE WORK.

4.1. Between the Effective Date and the date on which Seller packs and ships the Work for delivery to the Delivery Location (as defined in Section 7.1 below), Seller shall store the Work in fine art storage at [***] ("***Storage Location***"). Seller shall notify Agent in writing prior to any relocation of the Work.

4.2. Seller agrees to ensure an appropriate storage environment consistent with professional fine art museum and conservation standards is provided to safeguard the quality and condition of the Work and to protect the Work from water, fire, loss, damage, deterioration, theft, mishandling, dirt, vermin, insects, and from extremes of light, temperature, and humidity from the Effective Date and until the Work is delivered to the Delivery Location. Any damage to the Work must be reported immediately to Agent. As of the Effective Date, Seller will not perform any conservation or restoration on the Work without notice to Agent.

5. INSURANCE. Seller shall arrange and pay for the Work to be insured under Seller's fine arts policy for an amount equal to the Purchase Price commencing on the Effective Date and continuing until risk of loss transfers to Buyer. Risk of loss to the Work shall transfer from Seller to Buyer following both: (i) Buyer's acceptance of the Work at the Delivery Location and (ii) payment by Buyer of the amount due on the Closing Date. On the Effective Date, Seller shall provide Agent with a certificate of insurance evidencing Seller's insurance coverage.

6. TITLE. On the Closing Date, Seller shall transfer to Buyer good and marketable title and exclusive and unrestricted right to possession of the Work, free and clear of any and all Claims. On the Closing Date, Seller shall deliver to Agent a signed copy of the Bill of Sale, together with any other evidence of title or authenticity in the possession of Seller.

7. DELIVERY AND EXPENSES.

7.1. Within five (5) business days of the Closing Date, if the Seller has not already done so, Seller shall arrange for the Work to be packed and shipped, at Seller's expense, by fine art shippers approved by Agent in writing to Agent's account at UOVO Delaware, 101 Lake Drive, Newark, Delaware 19702 (the "***Delivery Location***").

7.2. Seller shall be responsible for arranging packing, shipping and insuring the Work from its current Storage Location to the Delivery Location and insuring the Work until the Closing Date.

8. THIRD-PARTY COMMISSIONS. Neither Agent nor Buyer shall be responsible for and neither shall pay any commissions or fees due any person acting on behalf of Seller as a result of the transaction contemplated by this Purchase Agreement. Seller shall not be responsible for and shall not pay any commissions or fees due any person acting on behalf of Agent or Buyer as a result of the transaction contemplated by this Purchase Agreement. Seller shall be responsible to pay any fees or costs to any agent or advisor engaged by Seller in connection with the transactions contemplated hereby and Agent and Buyer shall be indemnified and held harmless from any claim by any such agent or advisor relating to this Purchase Agreement and the transactions contemplated hereby. The parties acknowledge and agree that no such agent or advisor to Seller is an employee or affiliate of Buyer or Agent.

9. INSPECTION. During the week of October 10th, 2022 or, if such inspection is impracticable, on another date mutually agreed upon Buyer shall be entitled to inspect the Work at the Storage Location prior to the Closing Date to confirm the condition of the Work matches the condition reflected in the Condition Report attached hereto as Exhibit A. When the Work is delivered to the Delivery Location, UOVO Delaware shall be entitled to inspect the Work to confirm the condition of the Work matches the condition reflected in the Condition Report.

10. TERMINATION WITH CAUSE. In the event of: (i) a material breach or alleged material breach of this Purchase Agreement by Seller; or (ii) the falsity or material inaccuracy, actual or alleged, of any of Seller's representations or warranties contained in this Purchase Agreement (whether or not such falsity or material inaccuracy results from an intentional or unintentional misrepresentation by Seller or from facts or events occurring before or after the Effective Date and whether or not such facts or facts were caused by Seller or under Seller's control), Buyer shall have the right to terminate this Purchase Agreement by serving a written notice to the Seller, and Seller shall within thirty (30) days of notice from Buyer repay to Buyer all amounts previously paid by Buyer to Seller under this Purchase Agreement. In the event of a material breach or alleged material breach of this Purchase Agreement by Agent/Buyer, Seller shall have the right to terminate this Purchase Agreement by serving a written notice to the Agent. For the purposes of this Section 10, "Buyer" shall refer to Buyer, and Agent on behalf of Buyer.

11. MUTUAL INDEMNITY. The parties hereby agree to indemnify, defend and hold each other free and harmless from any and all demands, claims, suits, judgments, obligations, damages OR, losses against the other party as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by the indemnifying party arising by reason of the breach or alleged breach based on a third-party claim made in good faith of any provision of this Purchase Agreement, or the actual falsity or alleged material inaccuracy of any representation or warranty by the indemnifying party contained in this Purchase Agreement.

12. MISCELLANEOUS. This Purchase Agreement, including the exhibits attached hereto, represents the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes any and all other and prior agreements between the parties with respect to the sale of the Work and declares all such prior agreements between the parties null and void. In the event of a conflict between this Purchase Agreement and any invoice issued by Seller, the terms of this Purchase Agreement shall control. Seller agrees that Buyer is a third-party beneficiary of this Purchase Agreement. The terms of this Purchase Agreement may not be modified or amended, except in a writing signed by the parties hereto. Seller may not assign this Purchase Agreement without the prior written consent of Agent or Buyer. This Purchase Agreement shall inure to the benefit of, and shall be binding upon, the successors, permitted assigns, heirs, executors, administrators and legal representatives of the parties hereto. This Purchase Agreement, and all matters arising out of or relating to this Purchase Agreement, shall be governed and construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions. Any dispute arising under or related to this Purchase Agreement shall be resolved in the New York State Supreme Court, New York County or in the United States District Court for the Southern District of New York. This Purchase Agreement may be executed in counterparts, including by PDF or facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have hereunto signed their hands and seals as of the Effective Date.

SELLER:

[***]

BY:
ITS:

AGENT:

MASTERWORKS GALLERY, LLC

BY: MARIYA GOLOVINA
ITS: HEAD OF ACQUISITIONS

[Signature Page to Art Purchase Agreement]

EXHIBIT A

DESCRIPTION OF WORK AND CONDITION REPORT

EXHIBIT B

INVOICE

[***]

Invoice #[***]
13 Oct 2022

Bill to:
Masterworks Gallery, LLC
as agent for Masterworks Cayman SPC,
acting on behalf of its Gallery Segregated Portfolio
225 Liberty Street, 29th Floor,
New York, NY, 10281
USA

INVOICE

Rashid Johnson
Untitled Escape Collage
2019
Ceramic tile, mirror tile, vinyl, branded red oak flooring, spray enamel, oil stick, black soap, wax
269.2 x 182.9 cm



Total: USD 1,000,000

* Legal title does not pass to the buyer until purchase price is paid in full amount to [***].

Please remit the aforementioned amount to the following account

Receiver's Correspondent Bank:	UBS AG, Stamford Branch (Fedwire [***])(Swift: [***])
Beneficiary Bank:	A/C No.: [***] UBS AG, Singapore (Swift: [***]) (CHIPS UID: [***])
Account Name:	[***]
Account Number:	[***]
Remittance information:	Attention: [***]

Note: Please send direct Payment Order to UBS AG Singapore (Swift: [***])

Please pay in full amount. Charges of intermediate bank and beneficiary bank are borne by remitter.

EXHIBIT C

BILL OF SALE

Dated: _______________, 2022

Sold by:	[***]	("Seller")
Sold to:	Gallery Segregated Portfolio Masterworks Cayman, SPC 225 Liberty Street, 29th Floor New York, New York 10281	("Buyer")
Artist:	Rashid Johnson	(the "Work")
Title:	Untitled (Escape Collage)	
Medium:	Ceramic tile, Mirror tile, branded Oak Flooring, Vinyl, spray enamel, oil stick, black soap, wax	
Size:	72.75 x 92 width in. (184.78 x 233.68 cm.)	
Date:	2019	
NY Sales Tax:	None Withheld; Delaware Delivery	
Purchase Price:	USD $ 1,000,000	

For value received, Seller acknowledges that the Work, good and marketable title to the Work, and all right to possession thereto and all legal ownership thereof, have been irrevocably, and without condition or reservation of any kind, sold, transferred, and conveyed to Buyer on the date hereof, and the Buyer acknowledges its acceptance of the same.

The Work is sold subject to each and all of the provisions, terms, conditions, covenants, representations, warranties and indemnities contained in the Art Purchase Agreement by and between Seller and Masterworks Gallery, LLC dated October 14, 2022, and all such provisions, terms, conditions, covenants, representations, warranties and indemnities of the parties thereunder are incorporated herein by this reference as if fully set forth herein in their entirety.

SELLER:

[***]

BY:
ITS:

BUYER:

GALLERY SEGREGATED PORTFOLIO
MASTERWORKS CAYMAN, SPC

BY:
ITS: